Exhibit 10.53

AGREEMENT AND PLAN OF MERGER

among

Sphere 3D Corp.

and

Gryphon Digital Mining, Inc.

and

Sphere GDM Corp.

dated as of

June 3, 2021

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 3, 2021, is entered into by and among Sphere 3D Corp., an Ontario corporation (“Parent”) (“Public Company”); Sphere GDM Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “Merger Sub”); and Gryphon Digital Mining, Inc., a Delaware corporation (“Merger Partner”).

RECITALS

A. The Board of Directors of Public Company (the “Public Company Board”) and the Board of Directors of Merger Partner (the “Merger Partner Board”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and Shareholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement and (iii) determined to recommend that the Shareholders of their respective corporations vote to approve such matters as are contemplated by this Agreement, including, in the case of Merger Partner, the adoption of this Agreement and, in the case of Public Company, the approval of the issuance of Public Company Common Shares pursuant to this Agreement (the “Share Issuance”).

B. The combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub with and into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Merger Partner will become a wholly owned subsidiary of Public Company.

C. For United States federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Annex NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger

Section 1.01 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).

Section 1.02 Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), at the offices of Bevilacqua PLLC, 1050 Connecticut Avenue, NW, Suite 500, Washington, D.C. 20039 (or by remote exchange of electronic documents), unless another date, place or time is agreed to in writing by Public Company and Merger Partner. For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, are required or permitted by Law to be closed.

Section 1.03 Effects of the Merger.

(a) At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Merger Partner (Merger Partner as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (ii) the certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time shall be amended and restated as mutually agreed upon by Merger Partner and Public Company and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated as mutually agreed upon by Merger Partner and Public Company, and, as so amended, shall be the bylaws of the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL.

(b)  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or Merger Partner, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or Merger Partner, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 1.04 Directors and Officers of the Surviving Company.

(a) The individuals named on Section 1.04(a) of the Merger Partner Disclosure Schedule shall be the initial directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The individuals named on Section 1.04(b) of the Merger Partner Disclosure Schedule shall be the initial officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.05 Public Company Matters.

(a) Board of Directors.  The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Public Company Board as of the Effective Time) so that, as of immediately after the Effective Time, the number of directors that comprise the full Public Company Board shall be seven (7), of which, five (5) directors shall be designated by Merger Partner and reasonably acceptable to Public Company and two (2) directors shall be designated by Public Company and reasonably acceptable to Merger Partner.

(b) Officers.  The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any executive officer as of the Effective Time) to cause the individuals identified in Section 1.05(b) of the Merger Partner Disclosure Schedule (as defined below) to be appointed to the offices of Public Company indicated next to such individual’s name thereon as of immediately after the Effective Time

(c) Replacement of Designees. In the event that, prior to the Effective Time, any individual initially designated pursuant to Section 1.05(a) is unable or unwilling to serve in the capacity so designated, the party that designated such designee shall select a replacement for such initial designee to serve in such initial designee’s place; provided that such replacement shall be reasonably acceptable to the other party. In the event that, prior to the Effective Time, any individual initially designated pursuant to Section 1.05(b) is unable to unwilling to serve in the capacity as designated, the parties shall jointly select a replacement for such designee to serve in such initial designee’s place.  The parties shall take all actions necessary to ensure that any such replacement is duly appointed to serve as a director or officer of Public Company, as applicable, as of immediately after the Effective Time.

ARTICLE II
Conversion of Securities

Section 2.01 Effect of the Merger on Capital Stock. As of the Effective Time (and after giving effect to the Merger Partner Preferred Stock Conversion), by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner Capital Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. All shares of common stock, par value $0.0001 per share of Merger Partner (“Merger Partner Common Stock”) that are held in treasury or by any Subsidiary of Merger Partner and any shares of Merger Partner Common Stock owned Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Partner Common Stock.  Subject to Section 2.02, each share of Merger Partner Common Stock (other than any Dissenting Shares) shall be automatically converted into the right to receive a number of common shares of Public Company (“Public Company Common Shares”) equal to the Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Merger Partner Common Stock shall cease to have any rights with respect thereto, except the right to receive Public Company Common Shares pursuant to this Section 2.01(c) and any cash in lieu of fractional Public Company Common Shares to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.02(d) upon the surrender of such certificate in accordance with Section 2.02, without interest. For purposes of this Agreement, the following terms have the meanings ascribed to them below:

“Exchange Ratio” means, subject to Section 2.01(d), a fraction, expressed as a decimal rounded to the nearest one-thousandth, equal to the result of (i) the Merger Consideration divided by (ii) Fully Diluted Merger Partner Share Number.

“Fully Diluted Merger Partner Share Number” means the total number of shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Merger Partner Preferred Stock Conversion) expressed on a fully-diluted and as-converted to Merger Partner Common Stock basis and assuming, without limitation or duplication, (i) the exercise of all Merger Partner Stock Options and Merger Partner Warrants outstanding as of immediately prior to the Effective Time and (ii) the issuance of Public Company Common Shares in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time (but excluding any shares of Merger Partner Common Stock reserved for issuance other than with respect to outstanding Merger Partner Stock Options under the Merger Partner Plans as of immediately prior to the Effective Time).

”Merger Consideration“ means a total number of Public Company Common Shares equal to the sum of (i) the Merger Partner Business Consideration plus (ii) the Merger Partner Financing Consideration.

”Merger Partner Business Consideration” means 111,000,000 Public Company Common Shares, subject to an equitable adjustment for stock splits, stock combinations, recapitalizations or similar transactions.

“Merger Partner Financing Consideration” means the quotient of (a) the net proceeds received by Merger Partner from and after the date of this Agreement until the Closing Date through the sale of equity or equity linked securities, up to a maximum $18,000,000 divided by (b) the volume-weighted average trading price of the Public Company Common Shares for the consecutive ten (10) trading days as of 4:00pm ET on  the date of the Public Company Meeting for vote Shareholders.

(d) Unvested Stock. At the Effective Time, any Public Company Common Shares issued in accordance with Section 2.01(c) with respect to any unvested shares of Merger Partner Common Stock awarded to employees, directors or consultants pursuant to any of Merger Partner’s plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Merger Partner Common Stock vest at the Effective Time. Merger Partner shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been made available to Public Company. All outstanding rights that Merger Partner may hold immediately prior to the Effective Time to repurchase unvested shares of Merger Partner Common Stock shall be assigned to Public Company in the Merger and shall thereafter be exercisable by Public Company upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. Merger Partner shall, prior to the Closing, take all steps necessary to cause the foregoing provisions of this Section 2.01(d) to occur.

Section 2.02 Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Common Stock for Public Company Common Shares pursuant to the Merger are as follows:

(a) Exchange Agent. At or immediately prior to the Effective Time, Public Company shall deposit with TSX Trust Company or another bank or trust company designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, (i) certificates representing the Public Company Common Shares (such Public Company Common Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.01 in exchange for outstanding shares of Merger Partner Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.02(c) and (iii) any dividends or distributions to which holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Common Stock (the “Certificates”) that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Common Stock, whose shares were converted pursuant to Section 2.01 into the right to receive Public Company Common Shares, may be entitled pursuant to Section 2.02(d).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Public Company Common Shares (plus cash in lieu of fractional Public Company Common Shares, if any, and any dividends or distributions as provided below). Upon surrender of the Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Public Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and Public Company, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or book entry account representing that number of whole Public Company Common Shares which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.02(c) and any dividends or distributions then payable pursuant to Section 2.02(d), and the Certificate so surrendered shall immediately be cancelled. Until transferred as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive Public Company Common Shares pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.02(c) and any dividends or distributions then payable pursuant to Section 2.02(d) as contemplated by this Section 2.02.

(c) No Fractional Shares. No certificate or scrip representing fractional Public Company Common Shares shall be issued upon the surrender for cancellation the Certificate, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a Shareholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Public Company Common Share (after taking into account all Certificates surrendered by such holder and the aggregate number of shares of Merger Partner Common Stock represented thereby) shall receive, in lieu thereof, one (1) additional Public Company Common Share.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Public Company Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates until the holder of record of such Certificates shall transfer such Certificates in accordance with this Section 2.02. Subject to the effect of applicable laws, following surrender of any such Certificates, there shall be issued and paid to the record holder of the Certificates, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole Public Company Common Shares, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole Public Company Common Shares.

(e) No Further Ownership Rights in Merger Partner Common Stock. All Public Company Common Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.02(c) or 2.02(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Common Stock for one year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Common Stock immediately prior to the Effective Time who has not previously complied with this Section 2.02 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Common Shares, any cash in lieu of fractional Public Company Common Shares and any dividends or distributions with respect to Public Company Common Shares.

(g) No Liability. To the extent permitted by applicable law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Common Stock or Public Company Common Shares, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been properly transferred immediately prior to such date on which any Public Company Common Shares, and any cash payable to the holder of such Certificates or any dividends or distributions payable to the holder of such Certificates pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, such Certificates and any such Public Company Common Shares or cash, dividends or distributions in respect of such Certificate shall, to the maximum extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Merger Partner Common Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld and paid to the appropriate taxing authority by the Surviving Corporation or Public Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Common Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity (without the requirement of posting a bond) by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Public Company Common Shares and any cash in lieu of fractional shares, and unpaid dividends and distributions on Public Company Common Shares deliverable in respect thereof pursuant to this Agreement.

Section 2.03  Merger Partner Stock Plans and Merger Partner Warrants.

(a) At the Effective Time, each outstanding option to purchase Merger Partner Common Stock (each, a “Merger Partner Stock Option” and collectively, the “Merger Partner Stock Options”), whether vested or unvested, and all stock option plans or other stock or equity-related plans of Merger Partner (the “Merger Partner Stock Plans”) themselves, insofar as they relate to outstanding Merger Partner Stock Options, shall be assumed by Public Company and shall become an option to acquire, on the same terms and conditions as were applicable under such Merger Partner Stock Option immediately prior to the Effective Time, such number of Public Company Common Shares as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Stock Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); provided that the assumption of each Merger Partner Stock Option pursuant to this Section 2.03(a) shall comply with all requirements of Sections 424 and 409A of the Code and the Treasury regulations issued thereunder, as applicable. Such Merger Partner Stock Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 2.03 after giving effect to the Merger). Merger Partner shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Merger Partner Stock Options contemplated by this Section 2.03(a), including obtaining the consent from each holder of any Merger Partner Stock Options (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

(b) As soon as practicable after the Effective Time, Public Company shall deliver to the participants in the Merger Partner Stock Plans an appropriate notice setting forth such participants’ rights pursuant to Merger Partner Stock Options, as provided in this Section 2.03.

(c)  As of the Effective Time, Public Company shall, if permitted by applicable Law, assume each of the Merger Partner Stock Plans, and Public Company thereafter shall be entitled to grant equity-based compensation awards, to the extent permissible under applicable Law, using the share reserves of such Merger Partner Stock Plans as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Merger Partner Stock Options that are assumed by Public Company pursuant to Section 2.03(a)), except that: (i) the stock subject to such awards shall be Public Company Common Shares; (ii) all references in such Merger Partner Stock Plans to a number of shares of Merger Partner Common Stock shall be deemed amended to refer instead to a number of Public Company Common Shares determined by multiplying the number of referenced shares of Merger Partner Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Public Company Common Shares; and (iii) the Public Company Board or a committee thereof shall succeed to the authority and responsibility of the Merger Partner Board or any committee thereof with respect to the administration of such Merger Partner Stock Plans.

(d) Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of Public Company Common Shares for delivery upon exercise of Merger Partner Stock Options assumed in accordance with Section 2.03(a) and the Public Company Common Shares reserved for future grant under the Merger Partner Stock Plans assumed by Public Company pursuant to Section 2.03(c). As promptly as practicable after the Effective Time, Public Company shall file a registration statement on Form S-8 (or any successor form) with respect to the Public Company Common Shares subject to such options and reserved for future grants under the Merger Partner Stock Plans, to the extent so registrable, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any awards granted under the Merger Partner Stock Plans remain outstanding.

(e) At the Effective Time, by virtue of the Merger, each Merger Partner Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by Public Company and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Merger Partner Warrant, such number of Public Company Common Shares as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”). Merger Partner shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Merger Partner Stock Warrants contemplated by this Section 2.03(e). Public Company shall take all corporate actions necessary to reserve for issuance of Public Company Common Shares that will be subject to the Adjusted Warrants.

Section 2.04 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” shall mean shares of Merger Partner Common Stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares). Dissenting Shares will only entitle the holder thereof to such rights as are granted by the DGCL to a holder thereof and shall not be converted into or represent the right to receive Public Company Common Shares unless the Shareholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and represent the right to receive Public Company Common Shares issuable in respect of such Merger Partner Common Stock pursuant to Section 2.01(c) or Section 2.01(d), as the case may be, without interest, and (ii) promptly following the occurrence of such event, Public Company shall deliver to the Exchange Agent a certificate representing Public Company Common Shares to which such Shareholder is entitled pursuant to Section 2.01(c) or Section 2.01(d), as well as any cash or other distributions to which such holder of Merger Partner Common Stock may be entitled under this Article II if not previously delivered to the Exchange Agent.

(b) Merger Partner shall give Public Company prompt notice of any written demands for appraisal of any Merger Partner Common Stock, withdrawals of such demands and any other instruments that relate to such demands received by Merger Partner. Merger Partner shall have the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Merger Partner shall not, except with the prior written consent of Public Company (not to be unreasonably withheld), make any payment with respect to any demands for appraisal of Merger Partner Common Stock or settle or offer to settle any such demands.

ARTICLE III
Representations and Warranties of Merger Partner

Merger Partner represents and warrants to Public Company and Merger Sub that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered or made available by Merger Partner to Public Company and Merger Sub on the date of this Agreement (the “Merger Partner Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Merger Partner” and similar expressions mean the actual knowledge of the persons identified on Section K of the Merger Partner Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their duties to Merger Partner (after due inquiry).

Section 3.01 Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 3.01 of the Merger Partner Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. For purposes of this Agreement, the term “Merger Partner Material Adverse Effect” means any change, effect, event, circumstance or development (an “Effect”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Merger Partner and its Subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (B) changes or events after the date of this Agreement affecting the industry or industries in which Merger Partner and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (F) the announcement of this Agreement or the pendency of the transactions contemplated hereby or (G) any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (G), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition). For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Merger Partner Material Adverse Effect or Public Company Material Adverse Effect, in each case as defined in this Agreement. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws and is not in material default under or in material violation of any provision of either such document.

Section 3.02 Capitalization.

(a) The authorized capital stock of Merger Partner consists of 100,000,000 shares of Merger Partner Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share, of Merger Partner (“Merger Partner Preferred Stock” and, collectively with Merger Partner Common Stock, “Merger Partner Capital Stock”), of which 6,000,000 shares of Merger Partner Preferred Stock are designated as Series Seed Preferred Stock and 1,000,000 shares of Merger Partner Preferred Stock are designated as Series Seed II Preferred Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s certificate of incorporation, as amended, including any certificates of designation. As of the close of business on June 2, 2021 for Merger Partner and May 27, 2021 for Public Company (such applicable date, the “Capitalization Reference Time”), (i) 13,331,388 shares of Merger Partner Common Stock were issued and outstanding, (ii) no shares of Merger Partner Common Stock were held in the treasury of Merger Partner or by Subsidiaries of Merger Partner, (iii)  5,120,171shares of Series Seed Preferred Stock were issued and outstanding, and (iv) 142,776 shares of Series Seed II Preferred Stock were issued and outstanding.

(b) Section 3.02(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Reference Time, of the holders of Merger Partner Capital Stock, showing the number of shares of capital stock, and the class or series of such shares, held by each Shareholder and (for shares other than Merger Partner Common Stock) the number of shares of Merger Partner Common Stock (if any) into which such shares are convertible. Section 3.02(b) of the Merger Partner Disclosure Schedule also sets forth a complete and accurate list of all issued and outstanding shares of Merger Partner Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Merger Partner, indicating the name of the applicable Shareholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(c) Section 3.02(c) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Reference Time, of: (i) all Merger Partner Stock Plans, indicating for each Merger Partner Stock Plan, the number of shares of Merger Partner Common Stock subject to outstanding options under such Plan and the number of shares of Merger Partner Common Stock available for future issuance under such Plan; and (ii) all outstanding Merger Partner Stock Options, indicating with respect to each such Merger Partner Stock Option the name of the holder thereof, the Merger Partner Stock Plan under which it was granted, the number of shares of Merger Partner Common Stock subject to such Merger Partner Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such Merger Partner Stock Option is intended to be an incentive stock option. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Stock Plans and the forms of all stock option agreements evidencing Merger Partner Stock Options. With respect to each Merger Partner Stock Option (whether outstanding or previously exercised), (i) each such Merger Partner Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Merger Partner Stock Option was duly authorized no later than the date on which the grant of such Merger Partner Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Merger Partner’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required Shareholder approval by the necessary number of votes or written consents, (iii) each such grant was made in material compliance with the terms of the applicable Merger Partner Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Merger Partner.

(d) Section 3.02(d) of the Merger Partner Disclosure Schedule sets forth the number of shares of Merger Partner Common Stock and Merger Partner Preferred Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Merger Partner Stock Options) to purchase shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding as of the Capitalization Reference Time (such outstanding warrants or other rights, the “Merger Partner Warrants”) and the agreement or other document under which such Merger Partner Warrants were granted and sets forth a complete and accurate list of all holders of Merger Partner Warrants indicating the number and type of shares of Merger Partner Capital Stock subject to each Merger Partner Warrant, and the exercise price, the date of grant and the expiration date thereof. Merger Partner has made available to Public Company complete and accurate copies of the forms of agreements evidencing all Merger Partner Warrants.

(e) Except (i) as set forth in this Section 3.02 and (ii) as reserved for future grants under Merger Partner Stock Plans, (A) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner or any of its Subsidiaries is bound obligating Merger Partner or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Merger Partner does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Merger Partner nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement or described in this Section 3.02(e), there are no registration rights to which Merger Partner or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.

(f) All outstanding shares of Merger Partner Capital Stock are, and all shares of Merger Partner Common Stock subject to issuance as specified in Sections 3.02(c), 3.2(d), and 3.2(e) upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Merger Partner Capital Stock. All outstanding shares of Merger Partner Capital Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities laws.

(g) No consent of the holders of Merger Partner Stock Options or Merger Partner Warrants is required in connection with the actions contemplated by Section 2.03.

Section 3.03 Subsidiaries.

(a) Merger Partner does not have, and has not had since its formation, any Subsidiaries.

(b) Merger Partner does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. There are no obligations, contingent or otherwise, of Merger Partner to repurchase, redeem or otherwise acquire any shares of capital stock of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, other than guarantees of bank obligations of Persons entered into in the ordinary course of business consistent in all material respects with past practice taking into account any acts or omissions that have been taken to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other Law, order, guideline or recommendation by any Governmental Authority in connection with or in response to the COVID-19 pandemic (“COVID-19 Measures”) (as applicable to a party, the “Ordinary Course of Business”).

Section 3.04 Authority; No Conflict; Required Filings and Consents.

(a) Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Merger Partner Voting Proposal”) by Merger Partner’s Shareholders under the DGCL and the certificate of incorporation of Merger Partner (the “Merger Partner Shareholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its Shareholders, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the Shareholders of Merger Partner vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Shareholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery of this Agreement by Public Company, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Merger Partner’s assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(d) of the Merger Partner Disclosure Schedules, or (iii) subject to obtaining the Merger Partner Shareholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.04(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Partner or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.04(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of any material liability for, Merger Partner.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or Regulating Authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Merger Partner in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Merger Partner, Public Company or the Surviving Corporation as a result of the Merger.

(d) The affirmative vote in favor of the Merger Partner Voting Proposal by the holders of a majority of the votes represented by the outstanding shares of Merger Partner Capital Stock with the Merger Partner Preferred Stock voting on an as-converted-to Merger Partner Common Stock basis, which is to be delivered pursuant to written consents of Shareholders in lieu of a meeting (collectively, the “Written Consents”), is the only vote of the holders of any class or series of Merger Partner’s capital stock or other securities necessary to adopt this Agreement and for consummation by Merger Partner of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Merger Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders of Merger Partner may vote.

Section 3.05 Financial Statements; Information Provided.

(a) Merger Partner has made available to Public Company correct and complete copies of the Financial Statements. The Financial Statements (i) comply as to form in all material respects with all applicable accounting requirements, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the consolidated financial position of Merger Partner as of the dates thereof and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Merger Partner, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect. For purposes of this Agreement, “Financial Statements” means (i) the audited consolidated balance sheets and statements of income, changes in Shareholders’ equity and cash flows of Merger Partner as of the end of and for the period from inception (October 22, 2020) through December 31, 2020, and (ii) the unaudited consolidated balance sheet of Merger Partner (the “Merger Partner Balance Sheet”) as of March 31, 2021 (the “Most Recent Balance Sheet Date”) and the unaudited consolidated statements of income, changes in Shareholders’ equity and cash flows for the three-month period ending as of the Most Recent Balance Sheet Date.

(b) RBSM LLP, the auditor of Merger Partner from March 17, 2021 to the date of this Agreement, is and has been at all times during its engagement by Merger Partner (i) “independent” with respect to Merger Partner within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC. RBSM LLP, Merger Partner’s current auditor, is and has been at all times since its engagement by the Merger Partner (x) “independent” with respect to Merger Partner within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and Public Company Accounting Oversight Board.

(c) The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the registration statement on Form F-4 to be filed by Public Company pursuant to which Public Company Common Shares issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of Merger Partner for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Merger Partner for inclusion in the proxy statement/prospectus/information statement (the “Proxy Statement/Prospectus”) to be sent to the Shareholders of Public Company in connection with the meeting of Public Company’s Shareholders (the “Public Company Meeting”) to consider the Share Issuance proposal and such other proposals as Merger Partner and Public Company may mutually agree upon (the “Public Company Voting Proposals”) under The Nasdaq Stock Market, Inc. (“Nasdaq”) rules (the “Public Company Shareholder Approval”), which information shall be deemed to include all information about or relating to Merger Partner and/or the Merger Partner Voting Proposal, shall not, on the date the Proxy Statement/Prospectus is first mailed to Shareholders of Public Company, or at the time of the Public Company Meeting or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

Section 3.06 No Undisclosed Liabilities. Merger Partner does not have any material liability, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities of a type shown on the Most Recent Balance Sheet that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and (d) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 3.07 Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, Merger Partner has conducted its businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Merger Partner Material Adverse Effect; or (ii) any other action or event that would have required the consent of Public Company pursuant to Section 5.01 (other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.

Section 3.08 Taxes.

(a) Merger Partner has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Merger Partner has paid on a timely basis all material Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Merger Partner for Tax periods (or portions thereof) through the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Merger Partner Balance Sheet and all unpaid Taxes of Merger Partner for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business.

(b) Merger Partner is not nor has it ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Merger Partner. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, Merger Partner (i) does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Merger Partner, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c) All material Taxes that Merger Partner was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and Merger Partner has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(d) For purposes of this Agreement, (i) “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items, and (ii) “Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

Section 3.09 Owned and Leased Real Properties.

(a) Merger Partner does not own nor has ever owned any real property.

(b) Section 3.09(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Merger Partner as of the date of this Agreement (collectively, the “Merger Partner Leases”) and the location of the premises of such real property. Neither Merger Partner nor, to the knowledge of Merger Partner, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of Merger Partner Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Merger Partner. Merger Partner does not lease, sublease or license any real property to any person. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Leases.

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Merger Partner Disclosure Schedule lists all Merger Partner Registrations that have not been abandoned, expired or cancelled, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current registered owners(s), as applicable. All assignments of Merger Partner Registrations to Merger Partner have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Merger Partner. Except as would not be, individually or in the aggregate, material to Merger Partner, to the knowledge of Merger Partner, all Merger Partner Registrations are valid and enforceable.

(b) There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences pending, or, to the knowledge of Merger Partner, threatened in writing, with respect to any Patent Rights included in the Merger Partner Registrations. Merger Partner has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and, to the extent required, any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Merger Partner and has made no material misrepresentation in such applications that would be material to Merger Partner. Merger Partner has no actual knowledge of any information that would preclude Merger Partner from having clear title to the Merger Partner Registrations.

(c) Merger Partner is the sole and exclusive owner of all Merger Partner Owned Intellectual Property, free and clear of any Liens, other than (i) any joint owners of the Merger Partner Owned Intellectual Property that are listed in Section 3.10(c) of the Merger Partner Disclosure Schedule and (ii) any license, covenant or other agreement that is listed in Section 3.10(h) of the Merger Partner Disclosure Schedule.

(d) To Merger Partner›s knowledge, the Merger Partner Intellectual Property constitutes the Intellectual Property necessary to conduct Merger Partner›s business in the manner currently conducted by Merger Partner.

(e) Merger Partner has taken commercially reasonable measures to protect the proprietary nature of each item of Merger Partner Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Merger Partner’s knowledge and except as would not be, individually or in the aggregate, material to Merger Partner, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Merger Partner.

(f) To the knowledge of Merger Partner and except as would not be, individually or in the aggregate, material to Merger Partner, the operations of Merger Partner as currently conducted do not and have not in the past three years infringe(d) or misappropriate(d) the Intellectual Property rights of any individual or entity.

(g) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Intellectual Property” shall mean the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(ii) “Intellectual Property Registrations” shall mean Patent Rights, applications and registrations for Trademarks, applications and registrations for copyrights and designs, mask work registrations and applications for each of the foregoing.

(iii) “Law” shall mean each applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise) law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.

(iv) “Merger Partner Intellectual Property” shall mean the Merger Partner Owned Intellectual Property and the Merger Partner Licensed Intellectual Property.

(v) “Merger Partner Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Merger Partner by any individual or entity other than Merger Partner.

(vi) “Merger Partner Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Merger Partner, in whole or in part.

(vii) “Merger Partner Registrations” shall mean Intellectual Property Registrations that are owned or in-licensed by the Merger Partner, alone or jointly with others.

(viii) “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(ix) “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

Section 3.11 Contracts.

(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Merger Partner (assuming Merger Partner was subject to the requirements of the Exchange Act), other than those Contracts identified in Section 3.11(a) of the Merger Partner Disclosure Schedule.

(b) With respect to each Contract in Section 3.11(a) of the Merger Partner Disclosure Schedule: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Merger Partner, as applicable, and, to the knowledge of Merger Partner, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Merger Partner and, to the knowledge of Merger Partner, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Merger Partner), in each such case subject to the Bankruptcy and Equity Exception; and (iii) none of Merger Partner nor, to the knowledge of Merger Partner, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Merger Partner or, to the knowledge of Merger Partner, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.

(c) For purposes of this Agreement, the term “Contract” shall mean, with respect to any person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound under applicable law.

Section 3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Merger Partner.

Section 3.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect:

(i) Merger Partner has complied with all applicable Environmental Laws;

(ii) the properties currently or formerly owned, leased or operated by Merger Partner (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances;

(iii) Merger Partner is not subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(iv) Merger Partner has not released any Hazardous Substance into the environment.

(b) As of the date of this Agreement, Merger Partner has not received any written notice, demand, letter, claim or request for information alleging that Merger Partner may be in violation of, liable under or have obligations under, any Environmental Law.

(c) Merger Partner is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(d) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common Law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(e) For purposes of this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all material Employee Benefit Plans maintained, or contributed to, by Merger Partner or any of its ERISA Affiliates for the benefit of, or relating to, any current or former employee or other service provider of Merger Partner (collectively, the “Merger Partner Employee Plans”).

(b) Except as set forth in Section 3.14(b) of the Merger Partner Disclosure Schedule: (i) none of the Merger Partner Employee Plans is subject to Title IV of ERISA; (ii) none of the Merger Partner Employee Plans is intended to be qualified under Section 401(a) of the Code; and (iii) each Merger Partner Employee Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

(c) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of Merger Partner (other than any benefits that would otherwise be paid in the ordinary course of business), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

(d) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity (whether or not incorporated) that is, or at any applicable time was, treated as a “single employer” with the Merger Partner or the Public Company, as applicable, or with any of such Person’s Subsidiaries within the meaning of Section 414 of the Code or Section 4001 of ERISA.

Section 3.15 Compliance With Laws. Merger Partner has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

Section 3.16 Permits and Regulatory Matters.

(a) Merger Partner has all permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) that are material to the conduct of its business as currently conducted.

(b) All Permits that are necessary for the conduct of the business of Merger Partner as currently conducted (“Merger Partner Authorizations”) are in full force and effect, and to the knowledge of Merger Partner, no violations or notices of failure to comply have been issued or recorded by any Governmental Entities in respect of any such Merger Partner Authorization. No such Merger Partner Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Merger Partner is in compliance in all material respects under any of such Merger Partner Authorizations.

Section 3.17 Employees.

(a) Merger Partner is not and has not been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Merger Partner is not and has not been the subject of any proceeding asserting that Merger Partner has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Merger Partner, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Merger Partner.

(b) Merger Partner is and has been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Merger Partner, all employees of Merger Partner are citizens or lawful permanent residents of the United States.

Section 3.18 Insurance. Merger Partner maintains insurance policies (the “Merger Partner Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Merger Partner Insurance Policy is in full force and effect. None of the Merger Partner Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Merger Partner has complied in all material respects with the provisions of each Merger Partner Insurance Policy under which it is the insured party.

Section 3.19 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement. Merger Partner is not a party to any agreements with any agent, broker, investment banker, financial advisor or other similar firm or person which grant to such person rights after the Closing.

Section 3.20 Certain Business Relationships With Affiliates. No Affiliate of Merger Partner (a) owns any property or right, tangible or intangible, which is used in the business of Merger Partner, (b) has any claim or cause of action against Merger Partner or (c) owes any money to, or is owed any money by, Merger Partner. Section 3.20 of the Merger Partner Disclosure Schedule describes any material Contracts between Merger Partner and any Affiliate thereof which were entered into or have been in effect at any time since January 1, 2020, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

Section 3.21 No Other Representations or Warranties. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company, Merger Sub or with respect to any other information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule)) none of Merger Partner or any of its Affiliates, Shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV
Representations and Warranties of Public Company and the Merger Sub

Public Company and Merger Sub represent and warrant to Merger Partner that the statements contained in this Article IV are true and correct, except (a) as disclosed in the Public Company SEC Reports filed or furnished prior to the date of this Agreement (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Public Company” and similar expressions mean the actual knowledge of the persons identified on Section K of the Public Company Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their duties to the Public Company (after due inquiry).

Section 4.01 Organization, Standing and Power. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 4.01 of the Public Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. For purposes of this Agreement, the term “Public Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Public Company and its Subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or Canada or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (B) changes or events after the date of this Agreement affecting the industry or industries in which Public Company and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities in which the United States or Canada is involved or any act of terrorism within the United States or Canada or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (F) a change in the public trading price of Public Company Common Shares, (G) a change in the trading volume of Public Company Common Shares following the announcement of the Agreement or during the pendency of the transactions contemplated hereby or (H) any failure by Public Company to meet any public estimates or expectations of Public Company’s revenue, earnings or other financial performance or results of operations for any period, or (I) any failure by Public Company to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of clauses (F), (G), (H) or this clause (I), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition). Public Company has made available to Merger Partner complete and accurate copies of its articles of amalgamation, as amended, and bylaws and is not in material default under or in material violation of any provision of any such documents.

Section 4.02 Capitalization.

(a) The authorized capital stock of Public Company consists of unlimited  Public Company Common Shares and an unlimited number of Preferred Shares, issuable in series, including unlimited Series A Preferred Shares, unlimited Series B Preferred Shares, unlimited Series C Preferred Shares, unlimited Series D Preferred Shares, unlimited Series E Preferred Shares, and unlimited Series F Preferred Shares (collectively, such series of preferred shares, the “Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s articles of amalgamation, as amended. As of the Capitalization Reference Time, (i) 19,750,820 Public Company Common Shares were issued or outstanding, (ii) 6,843,778 Series B Preferred Shares were issued and outstanding, (iii) 14,000 Series D Preferred Shares were issued and outstanding, and (iv) 1,650 Series E Preferred Shares were issued and outstanding. There are no Series A Preferred Shares, Series C Preferred Shares or Series F Preferred Shares outstanding.  No shares of Public Company Common Shares were held in the treasury of Public Company or by Subsidiaries of Public Company.

(b) Section 4.02(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Reference Time, of: (i) all stock option plans or other stock or equity-related plans of Public Company (each, a “Public Company Stock Plan,” and collectively, “Public Company Stock Plans”), indicating for each Public Company Stock Plan, the number of Public Company Common Shares subject to outstanding options under such plan (such outstanding options, “Public Company Stock Options”) and the number of Public Company Common Shares reserved for future issuance under such plan; and (ii) all outstanding Public Company Stock Options, indicating with respect to each Public Company Stock Option the name of the holder thereof, the Public Company Stock Plan under which it was granted, the number of Public Company Common Shares subject to such Public Company Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Transaction, and whether such Public Company Stock Option is intended to be an incentive stock option. As of the Capitalization Reference Time, Public Company has reserved 89,000 Public Company Common Shares for issuance to employees pursuant to Public Company’s 2015 Performance Incentive Plan (the “Public Company PIP”), all of which shares remain available for issuance thereunder as of the date hereof and no shares are expected to be purchased under the Public Company PIP. Public Company has not granted, issued or authorized the grant or issuance of any Public Company Stock Options on the Business Day prior to the date of this Agreement or on the date of this Agreement. Public Company has made available to Merger Partner accurate and complete copies of all Public Company Stock Plans and the forms of all stock option agreements evidencing Public Company Stock Options. With respect to each Public Company Stock Option (whether outstanding or previously exercised), (i) each such Public Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Public Company Stock Option was duly authorized no later than the date on which the grant of such Public Company Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Public Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (iii) each such grant was made in material compliance with the terms of the applicable Public Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Public Company.

(c) Section 4.02(c) of the Public Company Disclosure Schedule lists the number of Public Company Common Shares reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options) to purchase Public Company Common Shares outstanding as of the Capitalization Reference Time (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof. Public Company has made available to Merger Partner accurate and complete copies of the forms of agreements evidencing all Public Company Warrants.

(d) Except (i) as set forth in this Section 4.02 or in Article II, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the Capitalization Reference Time and (iii) for the rights to acquire shares pursuant to the Public Company PIP, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Public Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Public Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this Section 4.02(d), there are no registration rights to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Shareholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger.

(e) All outstanding Public Company Common Shares are, and all Public Company Common Shares subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporation Act (Ontario) (“OBCA”), Public Company’s articles of amalgamation, as amended, or bylaws or any agreement to which Public Company is a party or is otherwise bound.

Section 4.03 Subsidiaries.

(a) Section 4.03(a) of the Public Company Disclosure Schedule sets forth, for each Subsidiary of Public Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b) Each Subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.

(c) Public Company has made available to Merger Partner complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Public Company.

(d) Except as otherwise specified in the Public Company Disclosure Schedule, Public Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Public Company. There are no obligations, contingent or otherwise, of Public Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Public Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Public Company or any other entity, other than guarantees of bank obligations of Subsidiaries of Public Company entered into in the Ordinary Course of Business.

Section 4.04 Authority; No Conflict; Required Filings and Consents.

(a) Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the Public Company Shareholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole Shareholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Public Company Board, at a meeting duly called and held, by the unanimous vote of all directors, (i) determined that the Merger is fair to, and in the best interests of Public Company and its shareholders and (ii) directed that the Public Company Voting Proposals be submitted to the shareholders of Public Company for their approval and resolved to recommend that the shareholders of Public Company vote in favor of the approval of Public Company Voting Proposals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the required receipt of the Public Company Shareholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole Shareholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of amalgamation, as amended, or certificate of incorporation bylaws of Public Company or Merger Sub or of the charter, bylaws or other organizational document of any other Subsidiary of Public Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(d) of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Public Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.04(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.04(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of a material liability for, Public Company. Section 4.04(b) of the Public Company Disclosure Schedule lists all consents, waivers and approvals under any of Public Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a loss of a material benefit to, or the creation of any material liability for, Public Company, Merger Partner or the Surviving Corporation as a result of the Merger.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which Public Company Common Shares are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act and on the System for Electronic Document Analysis and Retrieval (“SEDAR”) under applicable Canadian securities laws, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, and on SEDAR under applicable securities law, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act or under appliable Canadian securities laws as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) the filing of an initial listing application for the Public Company Common Shares on Nasdaq with respect to the Public Company Common Shares to be issued pursuant to this Agreement (the “Nasdaq Listing Application”) and (vii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Public Company or Merger Partner as a result of the Merger.

(d) The affirmative vote in favor of Public Company Voting Proposals by the holders of a majority of the Public Company Common Shares present or represented by proxy and voting at the Public Company Meeting is the only vote of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve the Public Company Voting Proposals. There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Public Company may vote.

Section 4.05 SEC Filings; Financial Statements; Information Provided.

(a) Public Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by Public Company with the SEC and under applicable Canadian securities laws for a period of at least twelve calendar months immediately preceding the execution of this Agreement. All registration statements, forms, reports and other documents, as amended prior to the date hereof, which have been filed by Public Company with the SEC since January 1, 2019, and those that Public Company may file after the date hereof until the Closing with the SEC, are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (A) were or will be filed on a timely basis, (B) at the time filed (or if amended prior to the date hereof, when so amended), complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (C) did not or will not at the time they were filed (or if amended prior to the date hereof, when so amended) or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Public Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Public Company as of March 31, 2021 is referred to herein as the “Public Company Balance Sheet.”

(c) Smyth LLP, Public Company›s current auditors, is and has been at all times since its engagement by Public Company (i) “independent” with respect to Public Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information in the Registration Statement to be supplied by or on behalf of Public Company for inclusion or incorporation by reference in the Registration Statement or to be included or supplied by or on behalf of Public Company for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Public Company for inclusion in the Proxy Statement/Prospectus to be sent to the Shareholders of Public Company and Merger Partner in connection with the Public Company Meeting, which information shall be deemed to include all information about or relating to Public Company, the Public Company Voting Proposals or the Public Company Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to Shareholders of Public Company or Merger Partner, or at the time of the Public Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

Section 4.06 No Undisclosed Liabilities. Public Company does not have any material liability, except for (a) liabilities shown on the Public Company Balance Sheet, (b) liabilities of a type shown on the Public Company Balance Sheet that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business, (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and (d) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 4.07 Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Public Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Merger Partner pursuant to Section 5.02 (other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.

Section 4.08 Taxes.

(a) Each of Public Company and its Subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Public Company and its Subsidiaries has paid on a timely basis all material Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Public Company and each of its Subsidiaries for Tax periods (or portions thereof) through the date of the Public Company Balance Sheet do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Public Company Balance Sheet, and all unpaid Taxes of Public Company and each of its Subsidiaries for all Tax periods commencing after the date of the Public Company Balance Sheet arose in the Ordinary Course of Business.

(b) Neither Public Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Public Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Public Company nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Public Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c) All material Taxes that Public Company or any of its Subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of Public Company and its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

Section 4.09 Owned and Leased Real Properties.

(a) Neither Public Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 4.09(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Public Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Public Company Leases”) and the location of the premises of such real property. Neither Public Company nor any of its Subsidiaries nor, to the knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its Subsidiaries. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Public Company and its Subsidiaries. Public Company has made available to Merger Partner complete and accurate copies of all Public Company Leases.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Public Company Disclosure Schedule lists all Public Company Registrations that have not otherwise been abandoned, expired or cancelled, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current registered owners(s), as applicable. All assignments of Public Company Registrations to Public Company have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Public Company. Except as would not be, individually or in the aggregate, material to Public Company, to the knowledge of Public Company, all Public Company Registrations are valid and enforceable.

(b) There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences pending, or, to the knowledge of Public Company, threatened in writing, with respect to any Patent Rights included in the Public Company Registrations. Public Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and, to the extent required, any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Public Company and has made no material misrepresentation in such applications that would have a Public Company Material Adverse Effect. Public Company has no actual knowledge of any information that would preclude Public Company from having clear title to the Public Company Registrations.

(c) Public Company is the sole and exclusive owner of all Public Company Owned Intellectual Property, free and clear of any Liens, other than (i) any joint owners of the Public Company Owned Intellectual Property are listed in Section 4.10(c) of the Public Company Disclosure Schedule and (ii) any license, covenant or other agreement that is listed in Section 4.10(h) of the Public Company Disclosure Schedule.

(d) To Public Company’s knowledge, the Public Company Intellectual Property constitutes the Intellectual Property necessary to conduct Public Company’s business in the manner currently conducted and by Public Company.

(e) Public Company has taken commercially reasonable measures to protect the proprietary nature of each item of Public Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Public Company’s knowledge and except as would not be, individually or in the aggregate, material to Public Company, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Public Company.

(f) To the knowledge of Public Company and except as would not be, individually or in the aggregate, material to Public Company, the operations of Public Company and its Subsidiaries as currently conducted do not and have not in the past five years infringe(d) or misappropriate(d) the Intellectual Property rights of any individual or entity.

(g) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Public Company Intellectual Property” shall mean the Public Company Owned Intellectual Property and the Public Company Licensed Intellectual Property.

(ii) “Public Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Public Company or any of its Subsidiaries by any individual or entity other than Public Company or any of its Subsidiaries.

(iii) “Public Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Public Company or any of its Subsidiaries, in whole or in part.

(iv) “Public Company Registrations” shall mean Intellectual Property Registrations that are owned or in-licensed by Public Company, alone or jointly with others.

Section 4.11 Contracts.

(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Public Company, other than those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof.

(b) With respect to each Contract identified or described in the Public Company SEC Reports filed prior to the date hereof: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Public Company or any of its Subsidiaries), in each case subject to the Bankruptcy and Equity Exception; and (iii) none of Public Company, its Subsidiaries nor, to the knowledge of Public Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Public Company, its Subsidiaries or, to the knowledge of Public Company, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.

Section 4.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its Subsidiaries, except as disclosed in Public Company’s reports which are publicly filed with the SEC.

Section 4.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect:

(i) Public Company and its Subsidiaries have complied with all applicable Environmental Laws;

(ii) to the knowledge of the Public Company, the properties currently or formerly owned, leased or operated by Public Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not nor were they contaminated with any Hazardous Substances;

(iii) to the knowledge of Public Company, neither Public Company nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(iv) neither Public Company nor any of its Subsidiaries have released any Hazardous Substance into the environment.

(b) Neither Public Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all material Employee Benefit Plans maintained, or contributed to, by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of, or relating to, any current or former employee or other service provider of the Public Company or any of its Subsidiaries (together, the “Public Company Employee Plans”).

(b) Except as set forth in Section 4.14(b) of the Public Company Disclosure Schedule: (i) none of the Public Company Employee Plans is subject to Title IV of ERISA; (ii) none of the Public Company Employee Plans is intended to be qualified under Section 401(a) of the Code; and (iii) each Public Company Employee Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Public Company Material Adverse Effect.

(c) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of Public Company or any of its Subsidiaries (other than any benefits that would otherwise be paid in the ordinary course of business), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 4.15 Compliance With Laws. Public Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

Section 4.16 Permits and Regulatory Matters.

(a) Public Company and each of its Subsidiaries have all Permits that are material to the conduct of its business as currently conducted.

(b) All Permits that are necessary for the conduct of the business of Public Company and each of its Subsidiaries as currently conducted (the “Public Company Authorizations”) are in full force and effect, and to the knowledge of Public Company, no violations or notices of failure to comply have been issued or recorded by any Governmental Entity in respect of any such Public Company Authorization. No such Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries are in compliance in all material respects under any of such Public Company Authorizations.

Section 4.17 Employees.

(a) Neither Public Company nor any of its Subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Public Company nor any of its Subsidiaries is or has been the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its Subsidiaries.

(b) Public Company and its Subsidiaries are and have been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Public Company, all employees of Public Company and its Subsidiaries are citizens or lawful permanent residents of the United States.

Section 4.18 Insurance. Public Company and its Subsidiaries maintain insurance policies (the “Public Company Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Public Company Insurance Policy is in full force and effect. None of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party.

Section 4.19 Opinion of Financial Advisor. The financial advisor of Public Company, PGP Capital LLC (the “Public Company Financial Advisor”), has delivered to Public Company an opinion dated the date of this Agreement to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Public Company, a signed copy of which opinion will be delivered to Merger Partner within one Business Day following the date of this Agreement.

Section 4.20 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Public Company Financial Advisor. Public Company has made available to Merger Partner a complete and accurate copy of all agreements pursuant to which the Public Company Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement. Public Company is not a party to any agreements with the Public Company Financial Advisor providing the Public Company Financial Advisor with any rights after the Closing that have not been made available to Merger Partner.

Section 4.21 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.22 Certain Business Relationships With Affiliates. No Affiliate of Public Company (other than a wholly owned Subsidiary of Public Company) (a) owns any property or right, tangible or intangible, which is used in the business of Public Company or any of its Subsidiaries, (b) has any claim or cause of action against Public Company or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Public Company or any of its Subsidiaries. Section 4.23 of the Public Company Disclosure Schedule describes any material Contracts between Public Company and any Affiliate thereof (other than a wholly owned Subsidiary of Public Company) which were entered into or have been in effect at any time since January 1, 2019, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

Section 4.23 Controls and Procedures, Certifications and Other Matters.

(a) Public Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Public Company and to maintain accountability for Public Company’s consolidated assets, (iii) access to assets of Public Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Public Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.

(c) Neither Public Company nor any of its Subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company. Section 4.24(c) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 4.24 No Other Representations or Warranties. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Merger Partner nor any other person on behalf of Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or with respect to any other information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Merger Partner set forth in Article III (in each case as qualified and limited by the Merger Partner Disclosure Schedule)) none of Public Company, Merger Sub or any of their respective Affiliates, Shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V
Conduct of Business

Section 5.01 Covenants of Merger Partner. Except as set forth in Section 5.01 of the Merger Partner Disclosure Schedule or as expressly provided herein or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Merger Partner Disclosure Schedule or as expressly provided herein, or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall not, directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.01, be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), the withholding of shares of Merger Partner Common Stock to pay the exercise price or withholding taxes upon the exercise of Merger Partner Stock Options or from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Merger Partner;

(b) except as permitted by Section 5.01(l), and subject to the terms of Section 2.01(c) herein, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Merger Partner Common Stock pursuant to the Merger Partner Preferred Stock Conversion or upon the exercise of Merger Partner Stock Options or Merger Partner Warrants outstanding on the date of this Agreement and set forth in Section 3.02(c) or Section 3.02(d) of the Merger Partner Disclosure Schedule in accordance with their present terms (including cashless exercises), or Merger Partner Stock Options granted as contemplated by Section 5.01(l)), and subject to the terms of Section 2.01(c) herein;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;

(d) except for purchases of inventory, raw materials, equipment, in each case in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Merger Partner;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Merger Partner;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Merger Partner (including any accounts, leases, contracts or Intellectual Property or any assets, but excluding the sale or license of products in the Ordinary Course of Business);

(g) Subject to the terms Merger Partner Financing Consideration in Section 2.01(c), (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of the Merger Partner Balance Sheet to the extent reflected on the Merger Partner Balance Sheet or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Merger Partner, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Merger Partner in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Merger Partner or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Merger Partner against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000,000 in the aggregate for Merger Partner without express written consent of the Public Company, other than as set forth in Merger Partner’s budget for capital expenditures previously made available to Public Company or the specific capital expenditures disclosed and set forth in Section 5.01(h) of the Merger Partner Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) except (i) in the Ordinary Course of Business or (ii) for terminations as a result of the expiration of any contract that expires in accordance with terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Merger Partner is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Merger Partner);

(k) except in the Ordinary Course of Business, (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Merger Partner or (ii) license any material Intellectual Property rights to or from any third party;

(l) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and either disclosed in the Merger Partner Disclosure Schedules or not required by this Agreement to be so disclosed, (i) other than in the Ordinary Course of Business, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business, or increases relating to the promotion of an employee to fill a vacancy), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), except for the grant of stock options, stock appreciation rights, stock based or stock related awards in the Ordinary Course of Business, which, in the case of stock options shall have an exercise price equal to the fair market value of Merger Partner Common Stock on the date of grant (determined in a manner consistent with Merger Partner’s existing practice for establishing fair market value for option grants and which awards shall otherwise be upon Merger Partner’s customary terms) or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m) make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return;

(n) commence any offering of shares of Merger Partner Common Stock pursuant to any Employee Stock Purchase Plan;

(o) initiate, compromise or settle any material litigation or arbitration proceeding;

(p) open or close any facility or office;

(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(s) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Merger Partner in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

Section 5.02 Covenants of Public Company. Except as set forth in Section 5.02 of the Public Company Disclosure Schedule or as expressly provided herein or as consented to in writing by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and with respect to the Public Company, use commercially reasonable efforts to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees listed on Section 5.02 of the Public Company Disclosure Schedule and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings. Without limiting the generality of the foregoing, except as set forth in Section 5.02 of the Public Company Disclosure Schedule or as expressly provided herein, or to the extent necessary to comply with any COVID-19 Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.02, be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its shares or capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Merger Partner to its parent); (ii) split, combine or reclassify any of its shares or capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), the withholding of Public Company Common Shares to pay the exercise price or withholding taxes upon the exercise of stock options or from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Public Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (in each case other than the issuance of Public Company Common Shares upon the exercise of Public Company Stock Options or Public Company Warrants outstanding on the date of this Agreement and set forth in Section 4.02(b) or Section 4.02(c) of the Public Company Disclosure Schedule in accordance with their present terms (including cashless exercises)); except as the case may be to raise capital for any financing or investment activities, directly or indirectly, on behalf of the Merger Partner, or in connection with the core or existing business of the Surviving Corporation (which includes the sponsorship of a SPAC as previously disclosed by the Public Company);

(c) amend its articles or certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Public Company and its Subsidiaries, taken as a whole;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Public Company or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Public Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Public Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in commodities prices or exchange rates; except as the case may be in the support or growth of the Surviving Corporation’s core or existing business (which includes the sponsorship of a SPAC as previously disclosed by the Public Company), subject to approval by the Merger Partner;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $18,000,000 in the aggregate for Public Company and its Subsidiaries, taken as a whole, without express written consent of the Merger Partner other than as set forth in Public Company’s budget for capital expenditures previously made available to Merger Partner or the specific capital expenditures disclosed and set forth in Section 5.02 of the Public Company Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or any Canadian Securities Administrators or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) except (i) in the Ordinary Course of Business or (ii) for terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its Subsidiaries); provided, however, that the Public Company shall, to the extent not delivered prior to the date hereof, deliver a notice of termination under each of the licenses for Intellectual Property set forth in Section 5.02 of the Public Company Disclosure Schedule;

(k) (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Public Company or any of its Subsidiaries or (ii) license any material Intellectual Property rights to or from any third party; except as the case may be in the support or growth of the Surviving Corporation’s core or existing business (which includes the sponsorship of a SPAC as previously disclosed by the Public Company);

(l) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and disclosed in the Public Company Disclosure Schedules, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (vi) hire any additional officers or other employees, or any consultants or independent contractors, or (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m) make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return;

(n) commence any offering of Public Company Common Shares pursuant to any Employee Stock Purchase Plan;

(o) initiate, compromise or settle any litigation or arbitration proceeding;

(p) open or close any facility or office;

(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(s) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

Section 5.03 Confidentiality. The parties acknowledge that Public Company and Merger Partner have previously executed a confidentiality agreement, dated as of May 14, 2021 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI
Additional Agreements

Section 6.01 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.01, until the Effective Time, each of Merger Partner, Public Company and their respective Subsidiaries shall not, and each of Merger Partner and Public Company shall use reasonable best efforts to cause their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“Representatives”) not to, directly or indirectly:

(i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(iii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.01(c), prior to the Specified Time, each of Public Company and Merger Partner may (A) furnish non-public information with respect to Public Company and its Subsidiaries or Merger Partner and its Subsidiaries, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided, (x) that either Merger Partner or Public Company (as applicable) receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and continuing additional provisions that expressly permit such party to comply with this terms of this Section 6.01 (a copy of which shall be provided to the other party), (y) the party seeking to make use of this proviso has not otherwise materially breached this Section 6.01 with respect to such Acquisition Proposal or the person making such Acquisition Proposal, and (z) the Merger Partner Board or Public Company Board (as applicable) has determined (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this Section 6.01 (or action that, if taken by Public Company or Merger Partner, as applicable, would constitute such a violation) by any Representatives of Public Company or Merger Partner shall be deemed to be a breach of this Section 6.01 by Public Company or Merger Partner, as applicable.

(b) No Change in Recommendation or Alternative Acquisition Agreement.

Prior to the Effective Time:

(i) (A) Merger Partner Board shall not, except as set forth in this Section 6.01, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Merger Partner Board Recommendation Change”) and (B) the Public Company Board shall not, except as set forth in this Section 6.01, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Public Company Board with respect to the Share Issuance, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “Public Company Board Recommendation Change”);

(ii) each of Public Company and Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.01(a) entered into in the circumstances referred to in Section 6.01(a)); and

(iii) each of the Public Company Board and the Merger Partner Board, and each committee thereof, shall not, except as set forth in this Section 6.01, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.01), at any time prior to the Specified Time, the Public Company Board or the Merger Partner Board, as the case may be (provided, that the applicable party has not materially breached its obligations as set forth in this Agreement), may effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, (A) with respect to a Superior Proposal or (B) in response to an Intervening Event (in the case of either clause (A) or clause (B)) if: (i) such board of directors shall have determined (after consultation with outside legal counsel) that the failure to effect such Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (ii) such party has provided at least four Business Days prior written notice to the other party that it intends to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) such party has complied in all material respects with the requirements of this Section 6.01 in connection with any potential Superior Proposal or Intervening Event; and (iv) if the other party shall have delivered to such party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined (after consultation with outside legal counsel), after considering the terms of such offer by the other party, that the failure to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such party’s Shareholders would receive as a result of such potential Superior Proposal), such party shall be required to provide the other party with notice of such material amendment and there shall be a new two Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.01(b) and the board of directors of such party shall not make a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended.

(c) Notices of Proposals. Each party will as promptly as reasonably practicable (and in any event within twenty four (24) hours after receipt) (i) notify the other party of its receipt of any Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the person making such Acquisition Proposal, and copies of all written communications with such person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other party, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than 24 hours after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other party with written notice setting forth such information as is reasonably necessary to keep such other party informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, (B) keep such other party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to such party (and in any event within 24 hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (C) prior to, or substantially concurrently with, the provision of any non-public information of such party to any such person, provide such information to the other party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party, and (D) promptly (and in any event within 24 hours of such determination) notify the other party of any determination by such party’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Merger Partner or Public Company or their respective Boards of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Merger Partner or Public Company or their respective Boards of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Merger Partner or Public Company, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the applicable Board of Directors determines after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change or Public Company Board Recommendation Change, as applicable, unless the respective Board of Directors expressly publicly reaffirms its recommendation for the Merger and the other transactions contemplated hereby within five (5) Business Days after being requested in writing to do so by the other party, it being understood that any such request in writing by the other party may only be made once by each party with respect to a particular disclosure.

(e) Cessation of Ongoing Discussions. Each of Public Company and Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.01. Public Company and Merger Partner will each immediately revoke or withdraw access of any person (other than Public Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company and request from each third party (other than Public Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Merger Partner, as applicable, previously provided to such person.

(f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means, with respect to Public Company or Merger Partner, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (b) any proposal for the issuance by such party of 15% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement, other than, with respect to the Merger Partner, the Loan Agreement.

“Intervening Event” means a material Effect (other than any Effect resulting from a material breach of this Agreement by the party seeking to claim an Intervening Event) that (a) is materially adverse to Public Company or Merger Partner (as applicable), (b) was not known to or reasonably foreseeable by the Public Company Board (with respect to Public Company) or the Merger Partner Board (with respect to Merger Partner) and (c) does not relate to an Acquisition Proposal; provided, however, the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto shall not constitute an Intervening Event.

“Qualified Person” means any person making an unsolicited Acquisition Proposal that the Public Company Board or the Merger Partner Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company or Merger Partner, as applicable, of its obligations under Section 6.01(a) or Section 6.01(e).

“Specified Time” means the earliest to occur of (a) the Effective Time, (b) in the case of Public Company, the date on which the Shareholders of Public Company shall have approved the Public Company Voting Proposals, (c) in the case of Merger Partner, the date on which the Shareholders of Merger Partner shall have approved the Merger Partner Voting Proposal and (d) the time at which this Agreement is terminated in accordance with the terms hereof.

“Superior Proposal” means, with respect to Public Company or Merger Partner, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable, from a financial point of view, to the holders of such party’s capital stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement, which offer is not revocable for at least four Business Days) that the board of directors of such party determines to be relevant, and (b) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated hereby).

Section 6.02 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practical after the execution of this Agreement, Public Company, with the cooperation of Merger Partner, shall prepare and file with the SEC and applicable securities or reporting authorities in Canada the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Merger Partner, Merger Sub and Public Company shall (i) provide to the other parties as promptly as practical all information, including financial statements and descriptions of its business and financial condition, as Public Company as such other parties may reasonably request for preparation of the Registration Statement and the Proxy Statement/Prospectus and (ii) use reasonable best efforts to cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Registration Statement and the Proxy Statement/Prospectus, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the Registration Statement and/or in the Proxy Statement/Prospectus (as applicable) and to the reference to such accountant firm as an “expert” therein. Public Company shall respond to any comments of the SEC and shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Public Company shall cause the Proxy Statement/Prospectus to be mailed to its Shareholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Public Company shall notify Merger Partner promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.02(b) or for additional information and shall supply Merger Partner with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.02(b). Public Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC under this Section 6.02 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever either Public Company or Merger Partner shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.02(b), Public Company or Merger Partner, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to Shareholders of Public Company and Merger Partner, such amendment or supplement.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Public Company shall provide Merger Partner a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Merger Partner. No filing of, or amendment or supplement to, the Registration Statement or Proxy Statement/Prospectus will be made by Public Company, without the prior consent of Merger Partner, which shall not be unreasonably withheld, conditioned or delayed. Public Company will advise Merger Partner, promptly after Merger Partner receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Public Company Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) Public Company and Merger Partner shall promptly make all necessary filings with respect to the Merger and the Share Issuance under the Securities Act, the Exchange Act, applicable state blue sky laws, applicable Canadian provincial laws  and the rules and regulations thereunder.

Section 6.03 Nasdaq Listing. Public Company agrees to use its commercially reasonable efforts to continue the listing of Public Company Common Shares on Nasdaq during the term of this Agreement and to cause the Public Company Common Shares being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq Listing Application. Merger Partner will cooperate with Public Company to cause the Nasdaq Listing Application to be approved and shall promptly furnish to Public Company all information concerning Merger Partner and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.03.

Section 6.04 Access to Information. Subject to compliance with applicable confidentiality obligations owed to third parties in effect as of the date of this Agreement and applicable laws, each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of Public Company and Merger Partner will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other party with copies of: (a) unaudited monthly financial statements or management accounts, when available; (b) any written materials or communications sent by or on behalf of such party to its Shareholders; (c) any notice, report or other document filed with or sent to, or received from, any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and (d) any material notice, report or other document received from any Governmental Entity.

Section 6.05 Shareholder Approval.

(a) Not later than the second Business Day after the Registration Statement is declared effective under the Securities Act (but in no event before (1) the information statement contained in the Proxy Statement/Prospectus shall have been delivered to Merger Partner’s Shareholders and (2) the Registration Statement shall have been declared effective), Merger Partner shall solicit and obtain the Merger Partner Shareholder Approval by the Written Consents (in a form reasonably acceptable to Public Company) to be executed and delivered by Merger Partner’s Shareholders for the purposes of (i) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, (ii) acknowledging that the approval given thereby is irrevocable and that such Shareholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached to the Written Consent, and that such Shareholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Capital Stock under Section 262 the DGCL. In connection with the Merger Partner Shareholder Approval, Merger Partner shall comply with all disclosure and other obligations to its Shareholders under the DGCL and any other applicable laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Shareholder Approval, subject to compliance with Section 6.01(b). Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.05(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any solicitation or similar disclosure circulated to Merger Partner’s Shareholders in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any solicitation or similar disclosure, if the Merger Partner Shareholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that Merger Partner’s Shareholders consent to the adoption of this Agreement and approval of the Merger.

(b) Public Company, acting through the Public Company Board, shall take all actions in accordance with applicable law, its articles of amalgamation, as amended, and bylaws and Nasdaq rules to duly call, give notice of, convene and hold as promptly as practicable, after the declaration of effectiveness of the Registration Statement, the Public Company Shareholders Meeting for the purpose of considering and voting upon the Public Company Voting Proposals. Subject to Section 6.01(b), the Public Company Board shall include in the Proxy Statement/Prospectus the recommendation of the Public Company Board in favor of approval of the Public Company Voting Proposals. Subject to Section 6.01(b), Public Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Public Company Voting Proposals. The Public Company Meeting shall be held as promptly as practicable after the effective date of the Registration Statement (on a date selected by Public Company in consultation with Merger Partner) but in no event later than forty-five (45) days after the effective date of the Registration Statement. If sufficient votes to obtain the Public Company Voting Proposals have not been obtained as of the close of business on the Business Day prior to the scheduled date of the Public Company Meeting, Public Company shall have the right to adjourn or postpone the Public Company Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days in the aggregate from the original date that the Public Company Meeting was scheduled.

(c) Unless the Public Company Board has effected a Public Company Board Recommendation Change in accordance with Section 6.01 and terminated this Agreement to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 8.01, Public Company’s obligation to call, give notice of and hold the Public Company Meeting in accordance with Section 6.05(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal, or by any Public Company Board Recommendation Change.

(d) Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.01, Public Company agrees that the Public Company Board shall recommend that the Public Company Shareholders approve the Public Company Voting Proposals and Public Company shall include such recommendation in the Proxy Statement/Prospectus.

(e) Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.01, Public Company shall use its reasonable best efforts to solicit from the Public Company Shareholders proxies in favor of the Public Company Voting Proposals and shall take all other action necessary or advisable to secure the approvals of the Shareholders of Public Company. Public Company shall ensure that all proxies solicited in connection with the Public Company Meeting are solicited in material compliance with all applicable laws. Public Company, in its capacity as the sole Shareholder of Merger Sub, shall approve the Merger.

(f) Notwithstanding the foregoing, nothing herein shall limit a party›s right to terminate this Agreement pursuant to Section 8.01.

Section 6.06 Legal Conditions to Merger.

(a) Subject to the terms hereof, Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws or Canadian securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) Each of Merger Partner and Public Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect from occurring prior to or after the Effective Time.

Section 6.07 Public Disclosure. (i) The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Merger Partner, and (ii) each party shall use commercially reasonable efforts to consult with the other party before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts (provided, however, that these restrictions shall not apply to any communications by either party with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice or Board Recommendation Change).

Section 6.08 Section 368(a) Reorganization.

(a) Each of Public Company, Merger Sub and Merger Partner shall use commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action or cause any action to be taken which could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Public Company, Merger Sub and Merger Partner shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b) If, in connection with the preparation and filing of the Proxy Statement/Prospectus, the SEC requires that tax opinions be prepared and submitted with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, Public Company and Merger Partner shall use commercially reasonable efforts to deliver to tax counsel for each party, respectively, customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date the Proxy Statement/Prospectus shall have been declared effective by the SEC or such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement/Prospectus.

Section 6.09 Affiliate Legends. Section 6.09 of the Merger Partner Disclosure Schedule sets forth a list of those persons who are, in Merger Partner’s reasonable judgment, “affiliates” of Merger Partner within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Merger Partner shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any Public Company Common Shares to be received by Rule 145 Affiliates of Merger Partner in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Common Shares.

Section 6.10 Indemnification.  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Public Company and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Merger Partner, Public Company or any of their respective Subsidiaries, or, while a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries, is or was serving at the request of Merger Partner, Public Company or any of their respective Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law. Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and the Surviving Corporation following receipt by Public Company or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the OBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Merger Partner and Public Company immediately prior to the Effective Time.

Section 6.11 Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case, at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 6.12 Employee Matters.

(a) Public Company and Merger Partner will consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.

(b) Merger Partner and Public Company agree that the Merger shall constitute or be deemed to constitute a “change of control” or “change in control” for purposes of the Public Company Stock Plans and any awards issued thereunder and for purposes of any Employee Benefit Plan maintained for current or former employees or directors of or independent contractors to the Public Company.

Section 6.13 FIRPTA Tax Certificates. On or prior to the Closing, Merger Partner shall deliver to Public Company a properly executed certification that shares of Merger Partner Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Public Company with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 6.14 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

Section 6.15 Security Holder Litigation. Notwithstanding anything to the contrary herein, (a) Public Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any shareholder or any holder of other securities of Public Company against Public Company and/or its directors or officers, provided that Public Company shall give Merger Partner the opportunity to participate in the defense of any such litigation and shall not settle any such litigation (other than any settlement not requiring the payment of any amount to any third party in excess of the retentions or deductibles under any applicable insurance policies of Public Company) without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) Merger Partner shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any Shareholder or any holder of other securities of Merger Partner against Merger Partner and/or its directors or officers, provided that Merger Partner shall give Public Company the opportunity to participate in the defense of any such litigation and shall not settle any such litigation (other than any settlement not requiring the payment of any amount to any third party in excess of the retentions or deductibles under any applicable insurance policies of Merger Partner) without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.16 Section 16 Matters. Prior to the Effective Time, Public Company shall take all such steps as may be required to cause any acquisitions of Public Company Common Shares (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 Public Company Stock Options. Prior to the Closing, the Public Company Board shall have the right, in its sole discretion, to adopt appropriate resolutions and take all other actions necessary and appropriate to provide that each Public Company Stock Option, whether vested or unvested, be accelerated in full effective as of immediately prior to the Effective Time. At the Effective Time, each Public Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall survive the Closing and remain outstanding in accordance with its terms.

Section 6.18 401(k) Plan. Unless otherwise requested by Merger Partner in writing at least five business days prior to the Closing Date, the Public Company Board shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Public Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Public Company 401(k) Plan”). If Public Company is required to terminate any Public Company 401(k) Plan, then Public Company shall provide to Merger Partner prior to the Closing Date written evidence of the adoption by the Public Company Board of resolutions authorizing the termination of such Public Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Merger Partner).

ARTICLE VII
Conditions to Merger

Section 7.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  Shareholder Approvals. The Merger Partner Voting Proposal shall have been approved by means of the Written Consents by the requisite vote of the Shareholders of Merger Partner under applicable Law and Merger Partner’s certificate of incorporation. The Public Company Voting Proposals shall have been approved at the Public Company Meeting, at which a quorum is present, by the requisite vote of the shareholders of Public Company under applicable Law and stock market regulations.

(b) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Public Company Material Adverse Effect or a Merger Partner Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Public Company Material Adverse Effect or a Merger Partner Material Adverse Effect.

(c) Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Nasdaq Notification. (i) The Nasdaq Listing Application shall have been approved, and (ii) the Public Company Common Shares to be issued pursuant to the Share Issuance shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

Section 7.02 Additional Conditions to the Obligations of Public Company and Merger Sub. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company and Merger Sub:

(a) Representations and Warranties. The representations and warranties of Merger Partner set forth in this Agreement and in any certificate or other writing delivered by Merger Partner pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect); provided, however, that the representations and warranties made by Merger Partner in Sections 3.01, 3.02, 3.04(a), 3.04(d) and 3.07(i) shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 3.02(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

(b) Performance of Obligations of Merger Partner. Merger Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Third Party Consents. Merger Partner shall have obtained (i) all consents and approvals of third parties listed in Section 7.02(d)(i) of the Merger Partner Disclosure Schedule and (ii) any other required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.

(e) Resignations. Public Company shall have received copies of the resignations, effective as of the Effective Time, of each director of Merger Partner and its Subsidiaries.

(f) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Merger Partner Common Stock as of the Effective Time (after giving effect to Merger Partner Preferred Stock Conversion).

(g) Merger Partner Preferred Stock Conversion. Merger Partner shall have effected a conversion of all Merger Partner Preferred Stock into Merger Partner Common Stock as of immediately prior to the Effective Time (the “Merger Partner Preferred Stock Conversion”).

(h) Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

(i) Due Diligence Investigation.  On or prior to the fifth day following the date of this Agreement (the “Due Diligence Period”) Public Company shall have completed its due diligence investigation of Merger Partner, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

Section 7.03 Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Merger Partner:

(a) Representations and Warranties. The representations and warranties of Public Company and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by Public Company or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect); provided, however, that the representations and warranties made by Public Company and Merger Sub in Sections 4.01, 4.02, 4.04(a), 4.04(d) and 4.07(i) shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 4.02(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

(b) Performance of Obligations of Public Company and Merger Sub. Public Company and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Third Party Consents. Public Company shall have obtained (i) all consents and approvals of third parties listed in Section 7.03(d)(i) of the Public Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.

(e) Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Public Company to the effect that the conditions of Sections 7.03(a), (b), and (c) have been satisfied.

(f) Due Diligence Investigation.  On or prior to the expiration of the Due Diligence Period, Merger Partner shall have completed its due diligence investigation of Public Company, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

ARTICLE VIII
Termination and Amendment

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(k), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Voting Proposal by the Shareholders of Merger Partner or approval of the Public Company Voting Proposals by the Shareholders of Public Company:

(a) by mutual written consent of Public Company and Merger Partner;

(b) by either Public Company or Merger Partner if the Merger shall not have been consummated by December 31, 2021 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

(c) by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d) by either Public Company or Merger Partner if at the Public Company Meeting (including any adjournment or postponement), at which a vote on the Public Company Voting Proposals is taken, the requisite vote of the Shareholders of Public Company in favor of the Public Company Voting Proposals shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to Public Company where the failure to obtain the requisite vote of the Shareholders of Public Company shall have been caused by the action or failure to act of Public Company and such action or failure to act constitutes a material and willful breach by Public Company of this Agreement;

(e) by Public Company, if at any time prior to the receipt of the Merger Partner Shareholder Approval: (i) the Merger Partner Board shall have failed to give its recommendation to the approval of the Merger Partner Voting Proposal or shall have withdrawn or modified in a manner adverse to Public Company its recommendation of the Merger Partner Voting Proposal; (ii) after the receipt by Merger Partner of an Acquisition Proposal, Public Company requests in writing that Merger Partner Board reconfirm its recommendation of this Agreement and the Merger and Merger Partner Board fails to do so within ten Business Days after its receipt of Public Company’s request; (iii) the Merger Partner Board (or any committee thereof) shall have approved or recommended to the Shareholders of Merger Partner an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Merger Partner Capital Stock is commenced (other than by Public Company or an Affiliate of Public Company), and Merger Partner Board (or any committee thereof) recommends that the Shareholders of Merger Partner tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender offer or exchange offer, Merger Partner Board fails to recommend against acceptance of such offer; or (v) Merger Partner shall have materially breached its obligations under Section 6.01 or Section 6.05(a) of this Agreement;

(f) by Merger Partner, at any time prior to the receipt of the Public Company Shareholder Approval, if: (i) Public Company Board shall have failed to include its recommendation to the approval of the Public Company Voting Proposals in the Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Merger Partner its recommendation of the Public Company Voting Proposals; (ii) after the receipt by Public Company of an Acquisition Proposal, Merger Partner requests in writing that Public Company Board reconfirm its recommendation of the Public Company Voting Proposals and Public Company Board fails to do so within ten Business Days after its receipt of Merger Partner’s request; (iii) Public Company Board (or any committee thereof) shall have approved or recommended to the Shareholders of Public Company an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding Public Company Common Shares is commenced (other than by Merger Partner or an Affiliate of Merger Partner), and Public Company Board (or any committee thereof) recommends that the Shareholders of Public Company tender their shares in such tender or exchange offer or, within five Business Days after the commencement of such tender offer or exchange offer, Public Company Board fails to recommend against acceptance of such offer; or (v) Public Company shall have materially breached its obligations under Section 6.01 or Section 6.05(b) of this Agreement;

(g) by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.01) on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.02(a) or (b) not to be satisfied; provided that neither Public Company nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this Section 8.01(g) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.01(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(h) by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.01) on the part of Public Company, which breach would cause the conditions set forth in Section 7.03(a) or (b) not to be satisfied; provided that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Public Company, then this Agreement shall not terminate pursuant to this Section 8.01(h) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Merger Partner to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.01(h) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(i) by Public Company, if the Merger Partner Shareholder Approval is not obtained by delivery of the Written Consents on or prior to 5:00 p.m., New York City time, on the date that is two Business Days after the Registration Statement is declared effective under the Securities Act;

(j) by Merger Partner if, at any time prior to the receipt of the Merger Partner Shareholder Approval, each of the following occur: (A) Merger Partner shall have received a Superior Proposal; (B) Merger Partner shall have complied in all material respects with its obligations under Section 6.01, including with respect to making a Merger Partner Board Recommendation Change with respect to such Superior Proposal; (C) the Merger Partner Board approves, and Merger Partner concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Merger Partner pays to the Public Company the amount contemplated by Section 8.03(b); or

(k) by Public Company if, at any time prior to the receipt of the Public Company Shareholder Approval, each of the following occur: (A) Public Company shall have received a Superior Proposal; (B) Public Company shall have complied in all material respects with its obligations under Section 6.01, including with respect to making a Public Company Board Recommendation Change with respect to such Superior Proposal; (C) the Public Company Board approves, and Public Company concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Public Company pays to Merger Partner the amount contemplated by Section 8.03(c).

(l) by Public Company, at any time prior to the Effective Time, if the seven day moving average price of Bitcoin, as reported on Binance as “MA(7)”, falls below $15,000.

(m) by Public Company or Merger Partner, as applicable, by giving written notice to the other party, of its desire to terminate this Agreement for any reason prior to the expiration of the Diligence Period.

Section 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, Shareholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful and intentional breach of this Agreement, fraud or intentional misconduct and (b) the provisions of Section 5.03 (Confidentiality), this Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.03 Fees and Expenses.

(a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Merger Partner and Public Company shall share equally (i) all fees and expenses of the Exchange Agent, and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b) Merger Partner shall pay Public Company a termination fee of $5,000,000 (the “Merger Partner Termination Fee”) in the event of the termination of this Agreement:

(i) by Public Company pursuant to Sections 8.01(e);

(ii) by Merger Partner pursuant to Section 8.01(j); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Sections 8.01(b) or 8.01(g), so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Merger Partner; and (B) within 12 months after such termination Merger Partner enters into a definitive agreement to consummate (which is consummated, whether or not within or after the 12 month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.03(b)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(c) Public Company shall pay Merger Partner a termination fee of $5,000,000 (the “Public Company Termination Fee”) in the event of the termination of this Agreement:

(i) by Merger Partner pursuant to Section 8.01(f);

(ii) by Public Company pursuant to Section 8.01(k); or

(iii) by Public Company or Merger Partner, as applicable, pursuant to Sections 8.01(b) or 8.01(h), so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within 12 months after such termination Public Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.03(c)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(d) If this Agreement is terminated by Merger Partner pursuant to Section 8.01(h) (solely as a result of a willful and material breach), or by either party pursuant to Section 8.01(d), then Public Company shall reimburse Merger Partner for all reasonable out-of-pocket fees and expenses incurred by Merger Partner in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Merger Partner submits to Public Company true and correct copies of reasonable documentation supporting such expenses. If Merger Partner becomes entitled to receive a Public Company Termination Fee under this Agreement, any amount paid by Public Company under this Section 8.03(d) will be credited against the Public Company Termination Fee.

(e) If this Agreement is terminated by Public Company pursuant to Section 8.01(g) (solely as a result of a willful and material breach) or Section 8.01(i), then Merger Partner shall reimburse Public Company for all reasonable out-of-pocket fees and expenses incurred by Public Company in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Public Company submits to Merger Partner true and correct copies of reasonable documentation supporting such expenses. If Public Company becomes entitled to receive a Merger Partner Termination Fee under this Agreement, any amount paid by Merger Partner under this Section 8.03(e) will be credited against the Merger Partner Termination Fee.

(f) Any fee due under Section 8.03(b)(i) or 8.03(c)(i) shall be paid by wire transfer of same day funds within one Business Day of the date of termination of this Agreement. Any fee due under Section 8.03(b)(ii) or 8.03(c)(ii) shall be paid by wire transfer of same day funds on the date of termination of this Agreement (and shall be a condition to the effectiveness of such termination). Any fee due under Section 8.03(b)(iii) or 8.03(c)(iii) shall be paid by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (B) of such Section 8.03(b)(iii) or Section 8.03(c)(iii), as applicable, is consummated. If one party fails to promptly pay to the other any expense reimbursement or fee due pursuant to this Section 8.03, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

(g) The parties hereto acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding Section 8.02 or any other provision of this Agreement, payment of the termination fees described in, and under the circumstances provided for in, this Section 8.03 shall constitute the sole and exclusive remedy of Public Company or Merger Partner, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Merger Partner shall receive the payment of a termination fee under the circumstances provided for in this Section 8.03, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Public Company and any of its Affiliates or Merger Partner and any of its Affiliates, as applicable, or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Public Company, Merger Sub any of their respective Affiliates or Merger Partner or any of its Affiliates, as applicable, or any other person, shall be entitled to bring or maintain any other claim, action or proceeding against Public Company or Merger Partner, as applicable, or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(h) The parties hereto acknowledge and agree that (i) in no event shall Merger Partner be required to pay Merger Partner Termination Fee on more than one occasion, nor shall Public Company be required to pay Public Company Termination Fee on more than one occasion and (ii) in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

Section 8.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Shareholders of any of the parties, but, after any such approval, no amendment shall be made which by Law requires further approval by such Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment, modification or supplement of this Agreement pursuant to Section 8.04 or an extension or waiver of this Agreement pursuant to Section 80.5 shall, in order to be effective, require action by the respective boards of directors of the applicable parties.

ARTICLE IX
Miscellaneous

Section 9.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for the agreements contained in Article I, Article II, Section 6.10, 6.13 and 6.14 and this Article IX. This Section 9.01 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below or (iii) on the same Business Day if sent by e-mail prior to 5:00 p.m. Eastern Time or on the following Business Day if sent after 5:00 p.m. Eastern Time:

(a) if to Public Company or Merger Sub, to

Sphere 3D Corp.
895 Don Mills Road
Bldg. 2, Suite 900
Toronto, Ontario Canada M3C 1W3

Attn:	Peter Tassiopoulos
E-mail:	Peter.Tassiopoulos@sphere3d.com

with a copy (which shall not constitute notice) to:

Pryor Cashman LLP
7 Times Square
New York, New York 10036
Attn:	Ali M. Panjwani, Esq.
E-mail:	Ali.Panjwani@pryorcashman.com

(b) if to Merger Partner, to

Gryphon Digital Mining, Inc.
5953 Mable Rd.
Unit 138
Las Vegas, NV 89110
Attn:	Robby Chang
E-mail:	rob@gryphonmining.com

with copies (which shall not constitute notice) to:

Bevilacqua PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, DC 20039
Attn:	Louis A. Bevilacqua, Esq.
E-mail:	lou@bevilacquapllc.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 9.03 Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits, if any, hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

Section 9.04 No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.10.

Section 9.05 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.05 is void.

Section 9.06 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.07 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

Section 9.08 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The , table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Merger Partner, as applicable, by the other party, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least three Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR system prior to the date of this Agreement. When used in the agreement, “person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, trust or other entity, including a Governmental Entity, as applicable. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 9.09 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.02. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PUBLIC COMPANY, THE MERGER SUB AND MERGER PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PUBLIC COMPANY, THE MERGER SUB OR MERGER PARTNER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.13 Disclosure Schedule. Each of the Merger Partner Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPHERE 3D CORP.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Chief Executive Officer

SPHERE GDM CORP.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Chief Executive Officer

GRYPHON DIGITAL MINING, INC.

By:	/s/ Robby Chang
Name:	Robby Chang
Title:	Chief Executive Officer